UNITED STATES             ---------------------------
                SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
                      WASHINGTON, D.C. 20549         ---------------------------
                                                     OMB Number: 3235-0058
                                                     Expires: January 31, 2002
                            FORM 12b-25              Estimated average burden
                                                     hours per response . . 2.50
                                                     ---------------------------
                       NOTIFICATION OF LATE FILING   ---------------------------
                                                           SEC FILE NUMBER
                                                              001-13889
                                                     ---------------------------
                                                     ---------------------------
                                                            CUSIP NUMBER
                                                            554273 10 2
                                                     ---------------------------

(Check One):  [ ] Form 10-KSB    [X] Form 11-K    [ ] Form 20-F    [ ] Form 10-Q
                                 [ ] Form N-SAR

For Period Ended:
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                ------------------------------------------------


Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above identify the Item(s) to which the notification relates:
                                                       -------------------------

                         PART I. REGISTRANT INFORMATION


Full name of registrant:         MacDermid, Incorporated
                        --------------------------------------------------------

Former name if applicable:
                          ------------------------------------------------------

Address of principal executive office:   245 Freight Street
                                       -----------------------------------------

City, State and Zip Code:   Waterbury, CT 06702-0671
                         -------------------------------------------------------


                        PART II. RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     |   (a) The reasons described in reasonable detail in Part III of this form
     |   could not be eliminated without unreasonable effort or expense;
     |
     | (b) The subject annual report, semi-annual report, transition report on | Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed
 [X] |   on or before the 15th calendar day following the  prescribed  due date;
     | or the subject quarterly report or transition report on Form 10-Q, or | portion thereof will be filed on or before the fifth calendar day
     |   following the prescribed due date; and
     |
     |   (c) The  accountant's  statement  or  other  exhibit  required  by Rule
     |   12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

See Attachment A



                                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
(ATTACH EXTRA SHEETS IF NEEDED)   COLLECTION OF INFORMATION CONTAINED IN THIS
SEC 1344 (2/99)                   FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                  FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                  NUMBER.

                           PART IV. OTHER INFORMATION


(1)Name and telephone number of person to contact in regard to this notification

    Robert D. Webb, Esq.               (617)                      439 - 2000
--------------------------------------------------------------------------------
         (Name)                     (Area Code)               (Telephone number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during preceding 12 months or for such shorter period that the registrant was required to file such report been filed? If the answer is no, identify
report(s).                      [X] Yes  [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? / /
                                [ ] Yes  [X] No


If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             MacDermid, Incorporated
--------------------------------------------------------------------------------
                  (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  September 28, 2000          By: /s/ Gregory M Bolingbroke
                                       -----------------------------------------
                                       Corporate Controller


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                      ATTACHMENT A TO FORM 12b-25, PART III

The Registrant is in the process of preparing a filing with the Commission of an Annual Report on Form 11-K covering the MacDermid Equipment 401(k) Plan (the "Plan") for fiscal year ending March 31, 2000. The financial statements required by Form 11-K are currently being reviewed by the Plan's auditors and are not available as of the filing deadline. The Registrant fully intends to file the Form 11-K for the Plan with the Commission within 15 days of the date of this filing.